Exhibit 99.1

RPC, Inc. Board of Directors Appoints New Director Susan Bell

ATLANTA, December 15, 2020 – RPC, Inc. (NYSE: RES) today announced the appointment of Susan Bell to the Board of Directors of the Company effective January 1, 2021.

Bell recently retired from Ernst and Young LLP (EY) after a 36-year career in public accounting, serving in key leadership roles. She served clients as an audit and advisory partner, led the EY Southeast Risk Advisory practice, served as the Atlanta Office Managing Partner and led EY’s Power & Utilities sector focus in the Global Financial Accounting Advisory Services (FAAS) practice. Bell led and advised client service teams supporting implementation of new accounting standards, internal controls implementation and testing, internal audit and enterprise risk management programs and initiatives, securities offerings, merger and acquisition transactions, and implementing enterprise transformational initiatives such as process automation and advanced analytics.

Richard A. Hubbell, President and Chief Executive Officer, stated “We are very pleased to welcome Susan to our Board. Her financial expertise and governance experience will be valuable to RPC.”

Ms. Bell fills a board vacancy arising from the recent retirement of Bill J. Dismuke. Mr. Dismuke joined the Board of Directors in 2005 and served with distinction on the Board and several committees, including the Audit Committee. Mr. Hubbell also expressed the Company’s appreciation for Mr. Dismuke’s service and gratitude for his contributions over the past 15 years.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found on the internet at RPC.net.

For information about RPC, Inc. or this event, please contact:

Ben M. Palmer

Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Jim Landers

Vice President Corporate Services

(404) 321-2162

jlanders@rpc.net